SUPREME COURT OF THE STATE OF NEW YORK
          COUNTY OF NEW YORK
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                                                            Index No.
          MCI TELECOMMUNICATIONS CORPORATION,

                              Plaintiff,                         AFFIDAVIT
          OF
                                                            CONFESSION OF
          -against-                                         JUDGMENT

          MANAGEMENT TECHNOLOGIES, INC.,

                              Defendant.
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          STATE OF NEW YORK   )
                              )ss:
          COUNTY OF NEW YORK  )

          S. Keith  Williams,  being duly  sworn,  deposes and  says;  that deponent  is  (the  President  and  Chief  Operating  Officer  of
          MANAGEMENT TECHNOLOGIES, INC., a New York corporation and is duly authorized to make this affidavit on behalf of the corporate) defendant herein.

               The  defendant   hereby   confesses  judgment   herein   and
          authorizes  entry  thereof  against  defendant  in  the  sum   of
          $507,968.00




               Defendant resides at 630 Third Avenue, in the County of New York, State of New York. Defendant authorizes entry of judgment in New York County, New York, if said residence address is not in New York State.

               This confession of judgment is for a debt justly due to the plaintiff arising from the following facts:

               The within Confession of Judgment is subject to the terms of the Settlement Agreement dated August 31, 1995 by and between MCI Telecommunications Corporation and Management Technologies, Inc., and all sums paid under said Agreement will be a credit to the amount of the judgment stated herein.

               This affidavit, if made in connection with an agreement for the purchase for $1,500.00 or less of any commodities for any use other than a commercial or business use upon any plan of deferred payments whereby the price or cost is payable in two or more installments, was executed subsequent to the time a default occurred in the payment of an installment thereunder.

                                             MANAGEMENT TECHNOLOGIES, INC.

                                             By: /s/ Keith Williams

          Sworn to before me this
          11th day of  September, 1995



          /s/ Marilyn L. Zarrello
          Notary Public

          Marilyn L. Zarrello
          Notary Public, State of New York
          No.4946968
          Qualified in Kings County